Exhibit 99.1

PRESS RELEASE June 14, 2006 7:00 am

Arrowhead Research’s NanoPolaris Acquires Assets of Unidym,

A Carbon Nanostructure Electronics Company

Arrowhead Commits $7 Million To Scale Up Production and Device Integration

Pasadena, CA — June 14, 2006 — Arrowhead Research (NASDAQ:ARWR) announced today that NanoPolaris, its wholly-owned subsidiary, acquired substantially all the assets of Unidym, a Los Angeles company that develops carbon nanotube based electronics. Dr. George Grüner, Unidym founder and distinguished UCLA professor, will be the Chief Technical Officer of the combined company. The first product, transparent and conductive nanotube networks, could enable the next generation of flat panel displays, touch screens, light emitting diodes, and solar cells.

Prior to this transaction, NanoPolaris had assembled exclusive commercial rights to nanotube materials and processes developed at the California Institute of Technology, University of California at Los Angeles, Duke University, Pennsylvania State University, University at Buffalo, University of Toronto, Rensselaer Polytechnic Institute and Tsinghua University. As appropriate, NanoPolaris will continue to execute its strategy of consolidating key technologies and intellectual property in this field.

“Combining the recent product development achievements by Dr. Grüner with the NanoPolaris patent portfolio creates significant value,” said R. Bruce Stewart, Arrowhead’s Chairman. “We believe carbon nanomaterials represent the next technological revolution.”

Existing products such as flat panel displays, touch screens, and solar cells use indium tin oxide (ITO) as the transparent electrode. ITO, however, has limitations in its performance, a dramatically increasing price, and is not optimally suited for integration into many existing and new device architectures. Unidym’s carbon nanotube networks are mechanically flexible, can be deposited on lightweight plastics instead of heavy glass, and could be substantially more conductive than ITO.

“Our transparent and conductive nanotube networks are just the beginning of the transition to an electronics industry based on carbon. Expected subsequent products include nanotube thin film transistors that enable palm pilots to bend, electronic brochures to roll up, or low cost RFID tags. As one looks to the future, there is a strong possibility that carbon nanomaterials might be used to replace metal interconnects and silicon transistors,” said Dr. Grüner. “Our strategy is to leverage our knowledge of these materials to develop and bring to market increasingly sophisticated electronic devices.”

NanoPolaris acquired substantially all of Unidym’s net assets, including its intellectual property, prototypes and equipment, for a purchase price consisting of cash and shares of NanoPolaris common stock equal to 10% of NanoPolaris’ outstanding voting stock at closing. At the closing of this acquisition, Arrowhead Research invested $3 million in NanoPolaris and committed up to $4 million of additional capital to NanoPolaris, with $2 million to be paid on the first anniversary of closing and the remaining $2 million to be paid on the second anniversary of closing.

About Arrowhead Research Corporation

Arrowhead Research Corporation (www.arrowheadresearch.com) is a diversified nanotechnology company structured to commercialize products expected to have revolutionary impacts on a variety of industries, including electronics, life sciences, and energy.

There are three strategic components to Arrowhead’s business model:

•	Outsourced R&D Program: Arrowhead identifies patented or patent-pending technologies at universities or government labs and funds additional development of those technologies in exchange for exclusive rights to commercialize the resulting prototypes. Leveraging the resources and infrastructure of these institutions provides Arrowhead with a cost-effective development pipeline. Currently, Arrowhead is supporting efforts in drug discovery tools, stem cell technology and nanoelectronics at the California Institute of Technology, Stanford University and Duke University, respectively.

•	Commercialization Program: After prototypes have been sufficiently developed in the laboratories, Arrowhead forms or acquires majority-owned subsidiaries to commercialize the technology and provides the subsidiaries with strategic, managerial and operational support. By doing so, each research team is able to maintain focus on its specific technology and each management team can focus on specific markets, increasing the likelihood of successful technological development and commercialization. At present, Arrowhead owns majority interest in subsidiaries commercializing diverse technologies, including anti-cancer drugs, RNAi therapeutics, compound semiconductor materials and nanotube technology.

•	The Patent Toolbox: Arrowhead has acquired or exclusively licensed patents and patent applications covering a broad range of nanotechnology. The Company actively adds to its intellectual property portfolio.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. Our Annual Report on Form 10-K and 10-K/A, recent and forthcoming Quarterly Reports on Form 10-Q and 10-Q/A, recent Current Reports on Forms 8-K and 8-K/A, our Registration Statement on Form S-3, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact

Virginia E. Dadey

Telephone: 212-541-3707

Email:	vdadey@arrowres.com